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                                                     EXHIBIT 99.1

   (BW)(COMPUTER-LEARNING-CTRS)(CLCX) Computer Learning Centers Announces Regulatory Decision.

   FAIRFAX, Va.--(BUSINESS WIRE)--Sept. 30, 1996--Computer Learning Centers, Inc. (CLCX; NASDAQ) announced today that late on Friday, September 27, 1996 it received notification from the U.S. Department of Education ("DOE") that its Chicago Learning Center was unsuccessful in its appeal of the 1991 and 1993 student cohort default rates and as a result has been terminated from the Title IV Federal Family Education Loan ("FFEL") and the Federal Pell Grant ("Pell") programs.

   The DOE also notified the Company that it may apply to restore eligibility in the FFEL program on October 1, 1997. As is customarily the case with default rate appeals, the DOE provided no additional data concerning the reasons the appeal was unsuccessful.

   The loss of eligibility affects only the Chicago Learning Center which accounted for approximately 11% of the Company's revenues for fiscal 1996. The Company's Chicago Learning Center remains eligible to participate in the Federal Supplemental Educational Opportunity Grant ("SEOG") program and the Federal Perkins ("Perkins") loan program.

   Reid Bechtle, President and Chief Executive Officer, said, "While we are disappointed in the loss of FFEL loan and Pell Grant funding eligibility, we intend to keep the Chicago Learning Center open at our downtown Chicago location and we feel positive about our ability to operate the Chicago Learning Center in a self funding mode until we can reapply on October 1, 1996, for reinstatement into the FFEL program. We will continue to provide our Chicago students with financing options comparable to what they would have received under traditional federal loan programs."

   Bechtle continued, "This will be accomplished by combinations of CLC funding and funding from private sources, as well as by shifting to the Chicago Learning Center in accordance with applicable law, SEOG and Perkins Loan funds presently allocated among our ten other Learning Centers."

   Bechtle added that the law requiring an institution to cease participating in the Federal Pell Grant program if it exceeds the cohort default rate limits for participation in the FFEL program expires on June 30, 1997, and that he expected the Company to seek resumption of Pell Grant program participation immediately thereafter.

   The Company also announced that it is initiating legal action against the DOE to compel the DOE to recognize its 1994 cohort default rate of 20.1% as representing the most recent cohort default rate data. The DOE issued the 1994 rate to the Chicago Learning Center in June 1996, but maintains that the rate is not final until published by the Secretary of Education later this year. Use of the 1994 cohort default rate would mean that the school's three most recent cohort default rates were not all over 25%, thereby restoring the Chicago Learning Center's eligibility to the FFEL and Pell Grant programs.
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   The Company is also challenging the DOE's denial of the Chicago Center's appeal, which was based on errors in the servicing of student loans by lenders and guaranty agencies. Under federal law, improperly serviced student loans may not be charged against an institution's calculation cohort default rate.

   Bechtle continued, "We do not believe that this changes the fundamentals of the business or the Company's growth strategy. We have always operated very conservatively and expect that any financial impact arising from the DOE decision can be offset by the strong performance at our other core centers, new centers, and Advantec Institutes."

   Computer Learning Centers provides information and computer-related education and training at 11 Learning Centers in the United States. The Company designs programs and courses to meet current information technology education needs, offering instruction in technologies such as client server, databases, networking and object-oriented programming.

   The Company's management will be available on a conference call at 9:00 a.m. EST for questions concerning the Chicago Learning Center.

   Participants may dial 1-800-230-1074 and after identifying themselves and their company affiliation will be admitted to the call.

EDITOR'S NOTE: This release contains forward looking statements that are subject to risks and uncertainties, including but not limited to the impact of government regulation and competition and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

   CONTACT:  Computer Learning Centers, Inc.
             Charles Cosgrove, 703/359-7702
                or
             The Equity Group
             Devin Sullivan, 212/836-9608
             Tamra Ehlin, 212/836-9607

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